EXHIBIT 99.1

NAPCO Reports Preliminary Fourth Quarter Fiscal 2023 Net Sales and Net Income, Restatement of Prior Three Quarters and Declaration of Increased Dividend

-4th Quarter Net Sales Estimated to be a Q4 Record of $44.7 Million -

-4th Quarter Net Income Estimated to be Between $10.0 Million and $11.0 Million-

-Financials for the First Three Fiscal Quarters of Fiscal 2023 to be Restated Due to Cost Accounting Error-

-Company Announces a 28% Increase in Quarterly Dividend to $0.08 Per Share-

AMITYVILLE, N.Y.,August 18, 2023 /PRNewswire/ -- NAPCO Security Technologies, Inc. (NASDAQ: NSSC), one of the leading manufacturers and designers of high-tech electronic security equipment, wireless communication devices for intrusion and fire alarm systems and the related recurring service revenues as well as a leading provider of school safety solutions, today announced preliminary financial results for its fourth quarter of fiscal year ended June 30, 2023, the restatements of its financial statements for the first three fiscal quarters of fiscal 2023 and the declaration of  a quarterly cash dividend.

Fourth Quarter Estimates

The Company expects to report fourth quarter and fiscal year end results on or about August 28, 2023 with preliminary estimates of revenue and net income for the fourth quarter of fiscal year ended June 30, 2023 as follows: Equipment revenues- $28.6 million, Services revenue-$16.1 million, Total net sales $44.7 million. ($44.7 million would represent a quarterly net sales record). Net income for the quarter is preliminarily estimated to be between $10.0 million and  $11.0 million.

The Company’s balance sheet remains strong, with approximately $67 million of cash, and cash equivalents, investments and marketable securities as of June 30, 2023 and no debt.

Restatement

On August 14, 2023, the Audit Committee of the Board of Directors of the Company, concluded that the Company’s previously issued unaudited interim financial statements for the fiscal quarters ended September 30, 2022, December 31, 2022 and March 31, 2023, respectively, included in the Company’s quarterly report on Form 10-Q for such respective quarters, should no longer be relied upon.

During the preparation of the Company’s consolidated financial statements for the fiscal year ended June 30, 2023, management of the Company identified certain errors related to the Company’s calculation of cost of goods sold (“COGS”) and inventory for each of the first three quarters of fiscal 2023. Specifically, although the costs of several components fluctuated substantially during fiscal 2023, the Company’s costing procedures did not appropriately account for such fluctuations. As a result, inventories were overstated and COGS was understated, resulting in overstated gross profit, operating income and net income for each period.

The Company is in the process of preparing amended Forms 10-Q for each of the first three quarters of fiscal 2023 and intends to file such amendments as soon as reasonably practicable after the restatement process is completed.  Based on the information available as of this date, the Company estimates that net income for the first three quarters will be revised as follows:

Period End	Net Income – Previously Reported	Net Income - Restated Estimate	$ Difference
First quarter ended September 30, 2022	$6.4M	$2.9M	$3.5M
Second quarter ended December 31, 2022	$8.4M	$3.7M	$4.7M
Third quarter ended March 31, 2023	$10.8M	$9.5M	$1.3M

The above estimates reflect preliminary information for the affected quarters and are based on facts and information available to the Company’s management as of the date of this release and are subject to potential further changes upon completion of the Company’s financial review and restatement procedures.

Net sales during these periods are not expected to be affected by these restatements

Due to the aforementioned restatements, management of the Company has determined that a material weakness existed in the Company’s internal controls over financial reporting for each of the first three quarters of fiscal 2023, rendering the Company’s disclosure controls and procedures ineffective at the end of each such quarter. The Company has begun the process to enhance its internal control procedures for determining inventory cost in accordance with FIFO and COGS at the end of each fiscal quarter and will continue to refine these procedures and controls. While the Company has begun to take measures which it believes will remediate the underlying causes of this material weakness, there can be no assurance as to when the remediation plan will be fully developed and implemented and whether such measures will be effective. Until the Company’s remediation plan is fully implemented and effective, the Company will continue to devote time, attention and financial resources to these efforts.

Dividend Declaration

On August 18, 2023, the Company’s Board of Directors declared a cash dividend of $0.08 per share to stockholders of record on September 1, 2023, representing an increase of $0.0175 per share or 28%, from the previous quarterly dividend. The dividend will be payable on September 22, 2023.

About NAPCO Security Technologies, Inc.

NAPCO Security Technologies, Inc., is one of the leading manufacturers and designers of high-tech electronic security devices, wireless recurring communication services for intrusion and fire alarm systems as well as a leading provider of school safety solutions, The Company consists of four Divisions: NAPCO, plus three wholly owned subsidiaries: Alarm Lock, Continental Instruments, and Marks USA. Headquartered in Amityville, New York, its products are installed by tens of thousands of security professionals worldwide in commercial, industrial, institutional, residential and government applications. NAPCO products have earned a reputation for innovation, technical excellence and reliability, positioning the Company for growth in the multi-billion dollar and rapidly expanding electronic security market. For additional information on NAPCO, please visit the Company's web site at http://www.napcosecurity.com.

Forward-Looking Statements

This press release contains “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “potential,” “seek,” “should,” “think,” “will,” “would” and similar expressions, or they may use future dates These forward-looking statements are subject to assumptions, risks and uncertainties that may change at any time, and readers are therefore cautioned that actual results could differ materially from those expressed in any forward-looking statements. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.

Contacts:

Patrick McKillop

Vice President of Investor Relations

NAPCO Security Technologies, Inc.

Office 800-645-9445 x 374

Mobile 516-404-3597

pmckillop@napcosecurity.com